Exhibit 10.14

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Master Services Agreement

This Master Services Agreement (this “Agreement”) dated March 31, 2017 (the “Effective Date”), between Shattuck Labs, Inc., having a place of business at 3317 Bowman Ave, Austin, TX 78703 (“Client”) and KBI Biopharma, Inc., having a place of business at 1101 Hamlin Road, Durham, North Carolina 27704 (“KBI Biopharma”) (Client and KBI Biopharma, each a “Party”, and collectively, the “Parties”).

WHEREAS, Client is engaged in the discovery and development of new biological therapeutics;

WHEREAS, KBI Biopharma is in the business of providing biological development and clinical manufacturing services;

WHEREAS, Client desires KBI Biopharma to perform certain services in accordance with the terms of this Agreement and KBI Biopharma desires to perform such services; and

WHEREAS, the Parties have previously entered into a Cell Line Services License Agreement on August 26, 2016 and a Services Agreement on September 26, 2016 for Stable Pool Generation (the “2016 Agreements”).

NOW, THEREFORE, in consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Services to be Performed

1.1

Scope of Agreement. As a master form of contract, this Agreement allows the Parties to contract for multiple projects through the issuance of multiple Proposals as described in Section 1.2, without having to re-negotiate the basic terms and conditions contained herein. This Agreement and all attachments thereto shall supersede and replace the 2016 Agreements and any Services being provided under the 2016 Agreements will be subject to the terms and conditions set forth herein.

1.2

KBI Performance of Services. KBI Biopharma agrees to and shall perform services (the “Services”) for Client which are detailed in a proposed technical scope of work and budget that has been agreed upon and executed by the Parties (each a “Proposal”). Once executed, each Proposal shall be attached hereto as Attachment One and incorporated herein by reference. Each Proposal shall have a unique identifier, be consecutively numbered and specify the deliverables to be provided to Client as a result of the performance by KBI Biopharma of the Services (the “Deliverables”). In the event that Client requests KBI Biopharma to perform services beyond the scope of services specifically stated in a Proposal, KBI Biopharma shall have no obligation to perform such supplemental services unless and until a Change Order is executed in accordance with Article 8 below, or unless the Parties agree in writing on a new Proposal for additional services to be performed under this Agreement.

1.3

Additional Services. The Parties may agree upon additional Services to be performed under the terms of this Agreement, as may be described in purchase orders or proposals to be mutually agreed upon by the Parties in writing.

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1.4

Compliance with Laws. KBI Biopharma shall perform the Services in all material aspects in compliance with Applicable Laws. Client shall have responsibility for determining regulatory strategy and for all regulatory decisions except for those matters that KBI Biopharma, in its reasonable discretion deems contrary to regulatory requirements or commitments made by KBI Biopharma to Regulatory Authorities, of which matters KBI Biopharma shall promptly notify Client in writing. Should the Applicable Laws change over the course of KBI Biopharma’s performance of the Services, KBI Biopharma will use reasonable efforts to satisfy the new requirements. Notwithstanding the foregoing, in the event that compliance with such new Applicable Laws necessitates a change in the scope or nature of the Services to be completed, KBI Biopharma will submit to Client a Change Order in accordance with Article 8.

1.5	Definitions; Interpretation.

1.5.1 “Applicable Laws” shall mean all laws, statutes, rules, regulations, directives, decisions, ordinances and other requirements of any Governmental Authority in the United States or the EU applicable to the Services relating to the manufacture, testing, quality, storage and supply of investigational drugs (including biologics); including, without limitation: (a) in the case of cGMP Batches for investigational clinical trials in the U.S., as expressly stated in the relevant Proposal or Quality Agreement, the FD&C Act and cGMPs; and (b) all applicable regulations and guidelines of the FDA, EMA and/or any other relevant Regulatory Authority in the United States and/or the EU applicable to the manufacture, testing, quality, storage and supply of an investigational new drug (including biologics); in each case, together with any and all amendments thereto.

1.5.2 “Batch” shall mean a specific quantity of Client Product that is intended to be of uniform character and quality and is produced during the same cycle of manufacture.

1.5.3 “Cause” means, with respect to an audit of a KBI Biopharma facility, that: (a) the audit is prompted by a Regulatory Authority critical finding or recall, or a critical finding in an audit conducted by or on behalf of Client pursuant to Section 5.1, where, in each case, a “critical finding” is a finding that would result in a regulatory action or has such other meaning as may be provided in the Quality Agreement; or (b) any other “for cause” basis exists (such as, by way of example and not limitation, notice by any Governmental Authority of KBI Biopharma’s noncompliance with Applicable Laws if such noncompliance relates to or may affect the Manufacture of Client Product, or issuance by the FDA of a Form 483 or Warning Letter or a comparable notice issued by any other Governmental Authority).

1.5.4 “Certificate of Analysis” means a document, signed by an authorized representative of KBI Biopharma, describing the applicable Specifications for, and testing methods applied to, a Batch of Client Product, and the results of such testing, and confirming that such Batch meets the Specifications.

1.5.5 “Certificate of Compliance” means a document, signed by an authorized representative of KBI Biopharma, attesting that a particular Batch of Client Product was manufactured in accordance with cGMPs.

1.5.6 “Client Materials” means all Client proprietary materials and information, biological and/or chemical materials, intellectual property and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, technical information, manuals, or instructions which, as of the Effective Date, are owned, licensed or controlled by Client relating to the development, formulation, manufacture, processing, packaging, analysis or testing of the Client Product and provided to KBI Biopharma by or on behalf of Client.

1.5.7 “Client Product” shall mean a biologic Manufactured, or to be Manufactured, by KBI Biopharma on behalf of Client pursuant to a Proposal, which biologic may, as specified in such Proposal, either comprise: (a) a KBI Biopharma proprietary cell line (“KBI Cell Line”), or (b) a biologic which does not use or incorporate a proprietary KBI Biopharma cell line or which Client provides to KBI Biopharma (“Non-Proprietary Cell Line”), either with or without a Client-specified manufacturing process to be implemented by KBI Biopharma and/or its affiliates in manufacturing such Client Product on Client’s behalf; in each case, as more fully described in the applicable Proposal.

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1.5.8 “cGMP” shall mean the current Good Manufacturing Practices for the production of drugs or biological products as promulgated under each of the following as in effect on the date of this Agreement and as amended or revised after the date of this Agreement and in effect at the time of the performance of the Services: (a) in the U.S., as set forth in FD&C Act and related U.S. regulations, including Parts 210 and 211 and/or Parts 600 and 610 (as applicable) of Title 21 of the U.S. Code of Federal Regulations (21 CFR 210 and 211 and/or 21 CFR 600 and 610), and the ICH Harmonised Tripartite Guideline Q7 “Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients:” and (b) in the European Union, as set forth in European Commission Directive 2003/94/EC, Directive 2001/83/EC (as amended by Directive 2004/27/EC) and EudraLex — Volume 4 of the Rules Governing Medicinal Client Products in the European Union entitled “EU Guidelines to Good Manufacturing Practice Medicinal Client Products for Human and Veterinary Use.”

1.5.9 “EMA” shall mean the European Medicines Agency or the successor thereto.

1.5.10 “EU” means the countries of the European Union as it exists at any time.

1.5.11 “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.

1.5.12 “FDA” shall mean the United States Food and Drug Administration or the successor thereto.

1.5.13 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.5.14 “Manufacture” or “Manufacturing” means all activities, whether performed by a Party or a Third Party designee of a Party, related to the manufacturing of a product, or any ingredient thereof, including manufacturing for clinical use, in-process and product testing, release of product, quality assurance activities related to manufacturing and release of product, handling and storage of product and ongoing stability tests, packaging and labeling.

1.5.15 “Master File” shall mean KBI Biopharma’s regulatory support file, including but not limited to information about KBI Biopharma’s facility, procedures and operations which KBI Biopharma provides to its customers for use in such customers’ regulatory submissions with respect to investigational new drugs that are manufactured and supplied by KBI Biopharma to its clients. If KBI Biopharma has submitted a Master File to the FDA (or, if mutually agreed in writing on a case-by-case basis, other Regulatory Authorities), such a filing shall be the “Master File” for the purposes of this Agreement and KBI Biopharma agrees to provide Client with a letter of authorization allowing Client to reference that file in its regulatory filings. KBI Biopharma shall maintain the Master File or components thereof so that it complies with current FDA regulations.

1.5.16 “Quality Agreement” shall have the meaning specified in Section 3.3.

1.5.17 “Regulatory Approvals” means, with respect to a Client Product or a facility for the Manufacture of a Client Product or any component thereof, all filings and approvals (including, as applicable, IND filings, product approvals, pricing approvals, establishment license approvals and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority necessary to obtain marketing authorization for or to Manufacture a Client Product, as applicable, for or in a particular country or regulatory jurisdiction.

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1.5.18 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including (i) in the U.S., the FDA, and (ii) in the EU, the EMA, the European Commission and relevant national medicines regulatory authorities.

1.5.19 “Specifications” shall mean, for a given Deliverable and with respect to a particular Client Product, the release and acceptance criteria to which such Client Product must conform, which criteria shall be included in, or attached as an exhibit to, the applicable Proposal or the corresponding Quality Agreement (if any), all as amended from time to time by the Parties.

2.	Client Obligations

2.1

General. Unless otherwise agreed to by the Parties in writing, in each case in accordance with a Proposal, Client is solely responsible for, and performance hereunder by KBI Biopharma is contingent upon: (a) provision of complete and accurate scientific data and relevant information which is known to Client and is relevant to the production of the Client Product and as otherwise to be supplied by Client pursuant to a Proposal; (b) provision of information necessary to effect the reliable transfer of methods and processes to KBI Biopharma; (c) identification and/or provision of specific reagents, reference standards or other materials necessary for the Manufacture of a Client Product, as may be provided in a Proposal; (d) if applicable, review and approval of in-process and finished product test results to ensure conformity of such results with required Client Product Specifications, regardless of which Party is responsible for finished Client Product release; (e) preparation of all submissions to Regulatory Authorities; and (f) performance of other relevant and appropriate obligations of Client set forth in the Proposal. The data and information provided under subsections (a) through (c) above and Section 2.4 below together are considered “Client Information”. As applicable and pursuant to Section 13.1, such Client Information may also be considered Confidential Information. Client shall perform its obligations as set forth in this Agreement, support and cooperate with the execution of the Services and shall not engage in any act or omission, which may reasonably be expected to prevent or delay the successful execution of the Services. Such support and cooperation shall include, but not be limited to, informing KBI Biopharma of Client’s overall regulatory strategy for the development and approval of a Client Product(s) to the extent relevant to the applicable Proposal, prompt review and approval of documents requiring Client’s signature, timely delivery of methods and materials and prompt response to other similar issues.

2.2

Provision of Regulatory Submissions. Client shall be solely responsible for filing and maintaining all IND applications and foreign equivalents thereof, applications for regulatory or marketing approval, and regulatory or marketing approvals with respect to any Client Product (collectively, “Regulatory Filings”). In the event that KBI Biopharma has submitted a Master File with the FDA, KBI Biopharma shall submit a letter of authorization to the FDA authorizing such Regulatory Authority to access and refer to the Master File in support of Client’s (or its designee’s) U.S. Regulatory Filings with respect to any Client Product and shall promptly provide Client with a copy of such letter of authorization. KBI Biopharma shall maintain the Master File as current per FDA regulations and will notify Client of any critical changes to the Master File that may adversely affect Client’s Regulatory Filings. In the event that KBI Biopharma has not submitted its Master File to the FDA (or, if mutually agreed in writing on a case-by-case basis, other Regulatory Authorities), then KBI Biopharma shall provide to Client appropriate and relevant sections of the Master File that are required for Client’s Regulatory Filings.

2.3

Information Regarding Hazardous Materials. Client shall provide to KBI Biopharma, on an on-going basis throughout the Term (as defined below), any applicable safe handling instructions for any substance or material provided by or on behalf of Client to KBI Biopharma in sufficient time for review and training by KBI Biopharma prior to delivery of any such substance or material to KBI Biopharma. Where appropriate or required by law, Client shall provide a Material Safety Data Sheet and instructions for proper storage for all Client-provided materials, finished product and reference standards.

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2.4

Other Company Materials. As soon as practicable following the execution of this Agreement, Client shall provide to KBI Biopharma relevant and appropriate materials, know-how, information and technical assistance under Client’s control which is associated with the Client Product or otherwise required for the performance of the Services in accordance with the Proposal. Client agrees that, to its knowledge, such materials, know-how, information and technical assistance shall be complete and accurate to the extent required for KBI Biopharma to perform the Services.

2.5

Limited, Non-Exclusive License. Client hereby grants to KBI Biopharma during the Term of this Agreement the non-exclusive, non-sublicensable, non-transferable right to use any and all patent rights, trade secrets, intellectual property and other materials under Client’s control for the limited and sole purpose of allowing KBI Biopharma to perform the Services.

3.	Performance

3.1

Schedule. The timelines and schedules for the performance of the Services (including without limitation the dates for production and delivery of Client Product) and the yield or quantity of Client Product as set out in the Proposal are best estimates only. The parties recognize the unpredictable nature of biological processes and that such processes may necessarily lead to changes to the timelines and schedules for performance of the Services. KBI Biopharma shall promptly notify Client if it reasonably expects that it will not be able to meet a timeline or schedule set forth in a Proposal, shall keep Client regularly informed in writing of any such changes that are necessary to each Proposal, and agrees that such changes will be made to the minimum extent reasonably necessary. Client shall not be entitled to cancel any unfulfilled part of the Services or refuse acceptance of Client Product related to a Proposal on grounds of late performance of the Services or late delivery of the Client Product subject to the provisions of this Section 3.1. Except as otherwise provided for in this Agreement, KBI Biopharma shall not be liable for any loss, damage, costs or expenses of any nature, whether direct, indirect, incidental or consequential, arising out of any delay in performance or delivery; or arising out of any failure to produce the estimated quantities of Client Product for delivery on the estimated schedule.

3.2

Technical Difficulties. If it becomes apparent to either KBI Biopharma or Client at any stage in the provision of any Services that, as a result of scientific or technical reasons [***], it will not be possible to complete the Services in the manner described in this Agreement or the Proposal or any Change Order thereto, KBI Biopharma will (a) identify the problem, (b) submit the problem in writing to senior management of each Party, and (c) representatives of senior management from each Party will negotiate in good faith for a [***] period from the date senior management of the Parties first convene regarding how to resolve such problem in a [***] manner. If the Parties do not agree on a [***] resolution to the problems within such [***] period, KBI Biopharma and Client shall each have the right to terminate this Agreement by written notice to the other Party, subject to Section 24.2.

3.3

Quality Agreement. Contemporaneously with the execution of this Agreement, or as soon as practicable after the execution hereof, in the event that the Proposal specifically enumerates Services that include the performance of activities that are subject to cGMP, the Parties shall develop and agree upon a quality agreement describing the quality, regulatory and compliance roles and responsibilities of each Party, the format and content of which shall be agreed upon by the Parties (the “Quality Agreement”). Upon execution by both Parties, the Quality Agreement shall be incorporated herein and attached hereto as Attachment Two.

3.4

Non-Conforming Services. Within [***] of the earlier of the delivery of Batch-specific documentation (“Batch Documentation” as defined below) or receipt of the Client Product, Client shall inform KBI Biopharma of any material non-conformity with required specifications set forth in the Proposal, as may be further provided in the Quality Agreement. Batch Documentation shall be specified in the applicable Quality Agreement and will include, but is not limited to: (a) a Certificate of Analysis or Certificate of Compliance, as applicable, for each Batch or the Client Product and (b) a summary report regarding the Manufacture of such Batch or Client Product in KBI Biopharma’s standard form. In the event that such non-conformity is attributable to a breach of KBI Biopharma’s obligations under this Agreement, then, KBI Biopharma shall, [***], at KBI Biopharma’s cost, as applicable, re-perform such non-conforming Services as soon as possible with no additional fees to Client.

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3.5

KBI Cell Line License. If one or more Client Product uses the KBI Cell Line, KBI Biopharma hereby grants to Client, and Client hereby accepts from KBI Biopharma, a worldwide, non-exclusive, non-sublicensable, royalty free, fully-paid up, non-transferable license to use the KBI Cell Line to create Client Products (the “Cell Line License”). Client must at minimum engage KBI Biopharma to conduct the cell line development services with the KBI Cell Line in order to receive the grant of this Cell Line License. The fee for the Cell Line License is a one-time fee (the “Cell Line License Fee”) and shall be as follows:

3.5.1 If Client engages KBI Biopharma for cell line development, process development and manufacturing (with the full completion of at least one manufacturing run), no license fees will be due from Client.

3.5.2 If Client engages KBI Biopharma for cell line development and process development only, Client shall pay to KBI Biopharma a one-time license fee of [***].

3.5.3 If Client engages KBI Biopharma for cell line development only Client shall pay to KBI Biopharma a one-time license fee of [***].

If requested in writing by Client, the parties shall enter into a license agreement and KBI Biopharma shall provide to Client the KBI Cell Line License prior to Client’s first IND filing so that appropriate documentation related to the Cell Line can be included in the regulatory submission package. The Cell Line License shall include the right for Client to make or have made Client Products using the KBI Cell Line. Other than Client’s payment obligations as otherwise set forth herein or pursuant to a Proposal, payment of the Cell Line License Fee shall be the only financial consideration paid by Client to KBI Biopharma in connection with commercial sales of Client Products that use the KBI Cell Line. No royalties or any other payments (except those expressly specified above) shall be due to KBI Biopharma on safes of any Client Product. Neither Party shall be obligated to enter into a commercial manufacturing supply agreement except in its sole discretion and upon receipt of all necessary corporate approvals for such party.

4.	Work Output

All reports specified in each Proposal and other applicable Batch Documentation (collectively, the “Work Output”) will be prepared using KBI Biopharma’s standard format(s) unless otherwise specified in the applicable Proposal or this Agreement. Client will be supplied with copies of Work Output generated as a result of the Services as set forth in each Proposal or Quality Agreement. All Work Output and any required Client Product samples will be archived by KBI Biopharma in electronic and, as required, paper form for a period of [***] following completion of the Services unless otherwise provided in the corresponding Proposal or required by Applicable Laws. At such time after completion of the Services, Work Output and Client Product samples will be sent to Client and a reasonable return fee will be charged to Client. If Client chooses to have KBI Biopharma dispose of Work Output and Client Product samples, a reasonable disposal fee will be charged.

5.	Facility Visits and Audits

5.1

Scope of Visit. Client shall have the right upon no less than [***] prior written notice to KBI Biopharma and during regular business hours, to visit KBI Biopharma to observe the progress of the Services (i.e., person in the plant) and to inspect related records and data for the purpose of making quality control inspections so as to assure compliance with this Agreement. The form, participants, duration and procedures of all such regularly scheduled visits shall be subject to KBI Biopharma’s reasonable approval. Client shall have the right to conduct a “for Cause” audit during normal working hours with no less than one business day’s advance notice.

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5.2

Client Obligations. It shall be the duty of Client to follow KBI Biopharma’s reasonable safety rules while in, on or about KBI Biopharma’s premises. KBI Biopharma also wants to ensure that all visits are conducted in a manner reasonably required to protect the confidentiality of KBI Biopharma Confidential Information and the confidential information of other clients. As such, Client agrees that it and its subcontractors, employees, agents, representatives, and guests of any of them shall: (a) be subject to a nondisclosure obligation comparable in scope to Article 13, (b) follow such security and facility access procedures as are designated by KBI Biopharma, (c) be accompanied by a KBI Biopharma representative, (d) not enter areas of any KBI Biopharma facility at times when any third party’s products are being manufactured to assure protection of KBI Biopharma’s or third party’s confidential information, (e) not visit areas of the facility other than those areas reasonably necessary to assess and evaluate KBI Biopharma’s performance of the Services, and (f) use good faith efforts to avoid disrupting KBI Biopharma’s operations. Except as set forth in the exceptions in Section 13.2, all information learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities shall be deemed “Confidential Information” of KBI Biopharma under Article 13, regardless of whether such information is marked “Confidential” or subsequently summarized in writing. Client warrants that it, and its subcontractors, employees, agents, representatives, and any personnel acting on behalf of Client hereunder who visit the KBI Biopharma facility: (i) are not debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time, and (ii) will at all times comply with all safety and security regulations in effect from time to time and communicated by KBI Biopharma, and (iii) will at all times comply with Article 13 with respect to the confidentiality and use of KBI Biopharma Confidential Information.

5.3

Costs. Client may conduct [***] such quality assurance facility visit per calendar, except for Cause, year using no more than [***] auditors for a maximum of [***] at no cost to Client. Additional audits will be invoiced separately on a time and materials basis at the then current rate for such services.

6.	Regulatory Inspections and Communications

6.1

General. KBI Biopharma will promptly notify Client of any regulatory inspections directly relating to Services provided to Client, a Client Product or Client Product, in accordance with the terms of the Quality Agreement (if applicable). KBI Biopharma agrees to reasonably cooperate with all Regulatory Authorities and submit to reasonable inspections by such authorities. In the event KBI Biopharma receives any correspondence from any Regulatory Authority that may adversely affect the Services, a Client Product or Client Product, KBI Biopharma shall notify Client thereof in writing as promptly as practicable but in no event later than within the time frames agreed in the Quality Agreement (if applicable).

6.2

Costs. Client shall be responsible for, and shall promptly pay, all documented costs charged by a Regulatory Authority for inspections directly related to Services provided to Client, a Client Product or Client Product. KBI Biopharma’s costs in connection with regulatory inspections will be invoiced separately on a time and materials basis at the then current rate for such services.

6.3

Cooperation. The Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by each Party providing to the other Party such information and documentation which is in such Party’s possession as may be reasonably necessary for a Party to prepare a response to an inquiry from a Regulatory Authority with respect to a Client Product or Client Product or KBI Biopharma’s facility where the Services are being rendered.

7.	Compensation

7.1

Fees and Invoices. In consideration for KBI Biopharma performing the Services under a Proposal, Client shall pay to KBI Biopharma such amounts and at such times as described in the Price and Payment Terms section of the Proposal and as otherwise described in this Agreement. Following payment of an initial fee as set forth in Section 7.2, the remainder of the Services fees may be invoiced by KBI Biopharma on a monthly basis based on a budget and billing scheduled set forth

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in the Proposal. Payments are due [***] from date of invoice issuance, except as specifically provided in this Agreement. Charges for materials may be invoiced to Client and are payable at the time that KBI Biopharma orders such materials for Client’s project. Client agrees to pay to KBI Biopharma the actual cost of materials, consumables, and third party services, as evidenced by invoices and other written records, plus a [***] fee to compensate KBI Biopharma for the cost of purchasing, material handling, inventory and administration and management of third party services necessary for KBI Biopharma to perform the Services. KBI Biopharma agrees that cGMP materials and consumables that are used for manufacturing services that are charged to Client shall be presented on a Bill of Materials (“BOM”) and approved by the Client in advance. Late payments are subject to an interest charge of [***] or, if less, the maximum legal interest rate per month. Failure to bill for interest due shall not be a waiver of KBI Biopharma’s right to charge interest. All payments are non-refundable. if paid by wire transfer, any applicable wire transfer fees must be included in the payment issued to KBI Biopharma. Client shall be responsible for, and shall promptly pay to KBI Biopharma upon demand, all costs and expenses (including without limitation reasonable attorneys’ fees and court costs) incurred by KBI Biopharma in connection with the collection of invoice amounts that are due and payable under this Agreement. Unless within [***] of the date of invoice, Client has advised KBI Biopharma in good faith and in writing the specific basis for disputing an invoice, Client’s failure to promptly pay an invoice may, at KBI Biopharma’s election, constitute a material breach of this Agreement, and in addition to other remedies available to KBI Biopharma under Section 24.3, KBI Biopharma shall be entitled to suspend performance of Services until Client has paid any past due and undisputed invoice amounts.

7.2

Start-up Payment. KBI Biopharma requires payment of an initial fee prior to commencement of Services under each Proposal. The amount of the initial fee and the schedule for payment (if there are multiple tasks under the Proposal) shall be set forth in the Proposal. The initial fee shall be applied to the final project invoice. Upon termination of a Proposal or this Agreement, any remaining portion of the initial fee shall be applied to any outstanding amounts due from Client under the applicable Proposal. Unless otherwise provided in this Agreement or the applicable Proposal, initial fees are non-creditable, nonrefundable, non-transferable to apply to any Services other than under the applicable Proposal.

7.3

Client Delays. KBI Biopharma has allocated resources to the Services that may be difficult or impractical to reallocate to other programs in the event of a delay attributable to Client’s failure to comply with its obligations under this Agreement, Client’s written request for delay, or scientific or technical issues related to a Client Product which are outside of KBI Biopharma’s control. In recognition of this, KBI Biopharma shall be entitled to charge reasonable wind down and restart fees resulting from such delays. Where the Services include the Manufacture of a Client Product, in the event that Client cancels or postpones a cGMP Batch (based on the manufacturing slots reserved for Client in the most recent schedule provided to Client) for any reason other than a material breach of this Agreement by KBI Biopharma, or in the event that a cGMP Batch is cancelled or postponed for scientific or technical issues related to Client’s Client Product which are outside of KBI Biopharma’s control, Client shall pay KBI Biopharma, upon receipt of an invoice, the following amounts, less all amounts already paid to KBI Biopharma for the applicable manufacturing Services:

(i)

[***] of the price of the Services for the applicable manufacturing run if such cancellation or postponement occurs [***] or fewer prior to the scheduled vial thaw date (as communicated by KBI Biopharma to Client in writing) or at any time following the scheduled vial thaw date;

(ii)	[***] of the price of the Services for the applicable manufacturing run if such cancellation or postponement occurs from [***] to [***] prior to the scheduled vial thaw date; or

(iii)	[***] of the price of the Services for the applicable manufacturing run if such cancellation or postponement occurs from [***] to [***] prior to the scheduled vial thaw date.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

7.4

Taxes. Any federal, state, county or municipal sales or use tax, excise tax, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against KBI Biopharma’s income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Client Product sold or Services performed pursuant to this Agreement, and all government license filing fees and, if applicable, Prescription API User (PDUFA) annual establishment fees with respect to all Client Products and Services shall be paid by Client. Client shall not be obligated to pay any taxes imposed on KBI Biopharma’s or its Affiliate’s operations, facilities, equipment or income.

8.	Change Orders

8.1

Change Orders. The budget for the Services specified in each Proposal and the estimated timelines specified therein are subject to a number of general and Proposal-specific assumptions. The assumptions relate to the design and objectives of the Proposal, manpower requirements, timing, capital expenditure requirements, if any, and other matters relating to the completion of the Services as may be set forth in the Proposal (“Proposal Assumptions”). KBI Biopharma also assumes that Client will cooperate and fully perform its obligations under this Agreement and as may be set out in the Proposal in a timely manner, that no event outside of KBI Biopharma’s reasonable control will occur (including without limitation a Force Majeure Event), and that there are no material changes to Applicable Laws relating to the performance of the Services (the foregoing assumptions together with the Proposal Assumptions, collectively, the “Assumptions”). In the event the Services cannot be performed or KBI Biopharma cannot produce the Deliverables due to a failure of any of the Assumptions, (“Modification Event”) or Client requests a material change to the scope of Services to be provided pursuant a Proposal (“Client Requested Modification”), then the scope of Services to be performed may be amended as provided in this Article 8 (a “Modification”). A Modification Event shall also arise in the event (i) Client revises KBI Biopharma’s scope of Services to be provided pursuant to a Proposal, the Specifications, or the Assumptions; or (ii) the Client Information or Client Materials provided to KBI Biopharma are materially inaccurate, incomplete or deficient.

8.2

Change Order Process. In the event a Modification Event or Client Requested Modification, KBI Biopharma shall provide Client with a written change order containing an estimate of the required Modifications to the budget, activities and/or duration specified in applicable Proposal (“Change Order”). Client and KM Biopharma shall negotiate in good faith for a period of [***] following receipt of such Change Order by Client (the “Change Order Negotiation Period”) to agree on a Change Order that is mutually acceptable. The Parties may agree to extend the Change Order Negotiation Period beyond [***]. If practicable, and agreed to by Client, KBI Biopharma shall continue work on the Services during any such negotiations, but shall have no obligation to commence work with respect to any Change Order unless authorized in writing by Client. In the event the Parties are unable to agree upon such Change Order within the Change Order Negotiation Period, KBI Biopharma may elect to terminate this Agreement, or if reasonably possible, to perform the Services without regard to the unresolved Change Order; provided, however, that the estimated timelines shall be adjusted to reflect any delay during the Change Order Negotiation Period. In the event that this Agreement is so terminated, the provisions with respect to the effect of termination set forth in Section 24.5 shall apply. Any disputes arising from this Section 8 shall be resolved in accordance with the dispute resolution procedures set forth in Article 23.

8.3

Regulatory Changes. Notwithstanding the foregoing, with respect to any changes or modifications dictated by a Regulatory Authority or changes or modifications in Applicable Laws that occur after the initiation of Services by KBI Biopharma pursuant to a Proposal and which materially affect the budget in the Proposal, KBI Biopharma shall promptly notify Client of such changes or modifications and the anticipated change in the budget in the Proposal. The Parties will promptly meet to discuss the actions necessary to comply with such changes and the costs associated with the change in the budget. If, after reasonable efforts, the Parties are unable to agree on such changes (including the costs payable by Client pursuant to this Section 8.3), or if KBI Biopharma is unable to comply with such changes or modifications through the exercise of [***], either Party may, in its sole discretion, terminate this Agreement upon written notice to the other Party.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

8.4

Non-Material Changes. Notwithstanding the foregoing, Client acknowledges, however, that KBI Biopharma is given flexibility to conduct the Services, although not expressly stated in the Proposal, at the time and in the manner that KBI Biopharma deems reasonably necessary to fulfill its obligations under this Agreement and each Proposal. Such flexibility includes the right to make Non-Material Changes to the Services and the Proposal, provided that KBI Biopharma implements all such changes only (a) in accordance with KBI Biopharma’s written standard operating procedures governing change control and (b) after confirming that such change does not affect either the related Client Product specifications if such specifications and requirements are fixed in writing by the Parties. As used herein, a “Non-Material Change” is defined as any variation, alteration or modification of activities, materials, or methods provided in a Proposal that does not: (i) impact the regulatory commitments or filings for a Client Product, (ii) affect the quality, purity, identity or strength of a Client Product, or (iii) increase the Services fees for the Manufacture of a Client Product.

9.	Shipment

9.1

General. Unless otherwise agreed in writing by the Parties, all Deliverables including, but not limited to, Client Products, raw materials, samples or other materials provided hereunder by KBI Biopharma shall be made available for shipment Ex Works (INCOTERMS 2010) KBI Biopharma’s facility at which the cGMP Batch was Manufactured. For purposes of clarification, Ex Works means that carriage of goods shall be arranged by Client, and the cost of such carriage and risk of loss shall transfer to Client when the goods have been made available for shipment at KBI Biopharma’s facilities. KBI Biopharma shall package for shipment such Deliverables as set forth in each Proposal and in accordance with Client’s reasonable written instructions.

9.2

Shipping Charges. Client shall pay to KBI Biopharma, in addition to actual shipping costs, a handling fee of [***] for each standard shipment of any Deliverables, products, raw materials, samples, components or other materials provided hereunder.

10.	Notices

Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail, postage prepaid with return receipt requested, or by nationally recognized overnight courier, postage prepaid with return receipt requested, or by confirmed facsimile (with printed confirmation of receipt), to the other Party at the following address:

If to Client:

Shattuck Labs, Inc.

3317 Bowman Ave

Austin, TX 78703

Attention: Taylor Schreiber, M.D., Ph. D.

If to KBI Biopharma:

KBI Biopharma, Inc.

1101 Hamlin Road

Durham, North Carolina 27704

Attention: Vice President Finance

with a copy to the Vice President and General Counsel, at the same address.

Each notice shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

11.	Limitations of Liability

11.1

The liability of either Party to the other Party for any loss suffered by the other Party resulting from this Agreement, a breach of warranty under Article 12, or any other liability of any nature, shall be limited to the payment of damages which shall not exceed the price for Services to be paid by Client to KBI Biopharma under each Proposal. The foregoing limitations of liability set forth in this Section 11.1 shall not apply to the extent such liability arises from a Party’s breach of Article 13, infringement of the other Party’s intellectual property, or a Party’s gross negligence or willful misconduct.

11.2

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT: NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION, LOST PROFITS), EXEMPLARY OR SPECIAL DAMAGES OF ANY TYPE, ARISING IN CONNECTION WITH THIS AGREEMENT, THE PROPOSAL, THE QUALITY AGREEMENT OR ANY ATTACHMENTS OR DOCUMENTS RELATED THERETO, WHETHER OR NOT FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT, EQUITY, STRICT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.	Warranties

12.1	Warranties of KBI Biopharma.

12.1.1 As of the Effective Date, KBI Biopharma represents and warrants to Client that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of KBI Biopharma. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by KBI Biopharma with the provisions hereof, shall conflict with any obligations or agreements of KBI Biopharma to any person, contractual or otherwise.

12.1.2 KBI Biopharma warrants to Client that (a) it will render the Services with diligence, due care, consistent with industry standards for work of a similar nature, (b) it has the equipment, capacity, and skilled and experienced employees which are necessary to complete the Services, (c) it will complete the Services in accordance with Applicable Laws, (d) title to all Deliverables provided to Client under this Agreement will pass to Client as provided in this Agreement, free and clear of any security interest, lien or other encumbrance; (e) KBI Biopharma has the rights to grant the rights and licenses granted to Client under this Agreement; (f) to KBI Biopharma’s knowledge as of the Effective Date, KBI Biopharma has not received any written communication alleging that the practice it employs in rendering the Services of the type contemplated under this Agreement infringes the patent rights or misappropriates the trade secrets of any Third Party; and to KBI Biopharma’s knowledge, providing the Services will not infringe the intellectual property rights held by any third party.

12.1.3 KBI Biopharma represents to Client that it is not debarred, and warrants to Client that it will not knowingly use in any capacity the services of any person debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time.

12.1.4 EXCEPT AS EXPRESSLY WARRANTED IN THIS SECTION 12.1, KBI BIOPHARMA MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES OR CLIENT PRODUCT, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT. KBI BIOPHARMA MAKES NO WARRANTIES THAT THE EXECUTION OF THE SERVICES WILL RESULT IN ANY SPECIFIC QUANTITY OR AMOUNT OF PRODUCT.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

12.1.5 KBI Biopharma has entered into certain covenants as provided in this Agreement with respect to the performance of the Services and has warranted, in Section 12.1.2, that the Services will be rendered with due care and in compliance with Applicable Laws; however, no predetermined results are assured. Client understands and agrees that the Services are experimental in nature, that biopharmaceutical process development is subject to certain inherent risks, and as such nothing in this Agreement shall be construed as a guarantee or warranty by KBI Biopharma that the Services, the Client Products, the Deliverables, or the materials, data, information of other results produced in connection therewith, will meet or otherwise satisfy any of the objectives, goals or targets of a Proposal. Client acknowledges and agrees there is absolutely no guarantee:

(i)	that the results of the Services will be successful in any way or will be commercially exploitable, profitable, or approved by a Regulatory Authority;

(ii)	that the Client Product, or any product, resulting from the Services will fulfill certain specifications or certain yields, except where expressly agreed in writing by KBI Biopharma; or

(iii)	the Client Products, the Services and/or the results of the Services will be acceptable to or approved by any Regulatory Authority at the time of submission of such results to such authorities.

12.1.6 Client’s sole and exclusive remedy and KBI Biopharma’s sole and exclusive obligation under the warranties provided in this Section 12.1 shall be the remedies provided in Section 3.4 and monetary damages subject to Article 11.

12.2	Warranties of Client.

12.2.1 As of the Effective Date, Client represents and warrants to KBI Biopharma that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Client. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by Client with the provisions hereof, shall conflict with any obligations or agreements of Client to any person, contractual or otherwise.

12.2.2 Client represents and warrants to KBI Biopharma that, to its knowledge, it holds legal title to, or is fully entitled to provide, the materials, methods, plans, and processes necessary to conduct the Services and that to its knowledge KBI Biopharma’s performance of the Services will not violate or infringe on the patents, trademarks, service marks, copyrights, or intellectual property of any nature of any third party.

12.2.3 Client represents and warrants to KBI Biopharma that all Client Materials for use in the performance of the Services shall be free of defects and contaminants and shall be fit for use in the performance of the Services.

12.2.4 Client represents and warrants to KBI Biopharma that it will hold, use and/or dispose of Client Product and all materials provided by KBI Biopharma in accordance with Applicable Laws.

12.2.5 Client represents and warrants to KBI Biopharma that, to its knowledge, no specific safe handling instructions are applicable to any substance or material provided by Client to KBI Biopharma, except as disclosed to KBI Biopharma in writing in sufficient time for review and training by KBI Biopharma prior to delivery of any such substance or material to KBI Biopharma.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

12.2.6 KBI Biopharma’s sole and exclusive remedy and Client’s sole and exclusive obligation under the warranties provided in this Section 12.2 shall be monetary damages subject to Article 11.

13.	Confidentiality

13.1

Confidential Information. During the Term and for a period of [***] thereafter, each Party shall maintain in confidence all information and materials of the other Party disclosed or provided to it (the “Recipient”) by the other Party (the “Disclosing Party”) including the terms and conditions (but not the existence) of this Agreement (the “Confidential Information”). Confidential Information need not be labeled or marked “confidential” to be deemed Confidential Information hereunder, if under the circumstances it is, or should be, understood to be confidential. In accordance with Section 5.2, information learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities shall be deemed “Confidential information” of KBI Biopharma hereunder, regardless of whether such information is marked “confidential” or subsequently summarized in writing.

13.2

Exceptions. Notwithstanding the foregoing, Confidential Information shall not include that portion of information or materials that the Recipient can demonstrate by contemporaneous written records was:

(i)

known to the general public at the time of its disclosure to the Recipient, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient in violation of this Agreement;

(ii)

disclosed to the Recipient on an unrestricted basis from a source unrelated to the Disclosing Party and not known by the Recipient to be under a duty of confidentiality to the Disclosing Party, as evidenced by competent written proof; or

(iii)

independently developed by the Recipient, or known by the Recipient prior the date of disclosure by the Disclosing Party, without the use of Confidential Information of the Disclosing Party, as evidenced by competent written proof.

13.3

Additional Protections. Each Party shall take all reasonable steps to maintain the confidentiality of the Confidential Information of the other Party, which steps shall be no less protective than those that such Party takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care. Neither Party shall use or permit the use of any Confidential Information of the other Party except for the purposes of carrying out its obligations or exercising its rights under this Agreement. All Confidential Information of a Party, including all copies and derivations thereof, is and shall remain the sole and exclusive property of the Disclosing Party and subject to the restrictions provided for herein. Neither Party shall disclose any Confidential Information of the other Party other than to those of its directors, officers, employees, licensors, independent contractors, assignees, agents and external advisors directly concerned with the carrying out of this Agreement, on a strictly applied “need to know” basis, provided that any such disclosure is made subject to obligations of confidentiality no less stringent than the obligations provided herein.

13.4

Permitted Disclosures. The obligations set forth in this Article 13 shall not apply to the extent that Recipient is required to disclose information by law, judicial order by a court of competent jurisdiction, or the rules of a securities exchange or requirement of a Governmental Authority for purposes of obtaining approval to test or market Client Product, or disclosures of information to a patent office for the purposes of filing a patent application as permitted in this Agreement; provided, however, that the Recipient shall provide prior written notice thereof to the Disclosing Party and sufficient opportunity for the Disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefore. Any disclosure permitted pursuant to this Section 13.4 shall not be considered an exception under Section 13.2.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

13.5

Injunctive Relief. The Parties acknowledge that either Party’s breach of this Article 13 may cause the other Party irreparable injury for which it may not have an adequate remedy at law. In the event of a breach and notwithstanding any other provision in this Agreement to the contrary, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity.

14.	Intellectual Property

14.1

Inventions. KBI Biopharma acknowledges and agrees that, as between the Parties, that Client Information, Client Materials, Client Products and/or Deliverables, and all inventions and discoveries, including all patent and other intellectual property rights therein, resulting from, or made during performance of, the Services by KBI Biopharma or its employees, representatives or agents or by a KBI Biopharma Affiliate or its employees, representatives or agents that use, reference, rely upon or incorporate the Client Information, Client Materials, Client Products and/or Deliverables, as well as any improvements thereto, shall constitute the sole and exclusive property of Client. KBI Biopharma assigns and agrees to assign to Client, at no cost to Client, any all data, ideas, information, developments, and inventions that are Client Product discoveries or improvements, or improvements to Client Materials, discovered solely or jointly by KBI Biopharma employees exclusively as a result of performing the Services under this Agreement or any Proposal (collectively a “Client Product Invention”). All inventions and improvements related to Client Materials will be Client Product Inventions. KBI Biopharma will promptly notify Client of all such Client Product Inventions. If Client requests and at Client’s expense, KBI Biopharma will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the Client Product Invention and Client shall compensate KBI Biopharma for the time devoted to such activities and reimburse it for expenses incurred. For Client Product Inventions assigned pursuant to this section, Client shall provide KBI Biopharma a non-exclusive, non-sublicensable, non-transferable, royalty-free license to use such Client Product Inventions for the limited purpose of performing the Services.

14.2

Process Technology and Process Inventions. Notwithstanding the foregoing, Client acknowledges that KBI Biopharma possesses and shall retain full ownership of information and technology relating to general manufacturing and analytical methods and processes that it employs for its business (“KBI Process Technology”) and KBl Biopharma shall retain all rights to any data, ideas, know-how, information, developments, and inventions related to the Process Technology that are developed, conceived or reduced to practice in connection with the Services which can be generally applied to the production of biologics other than the Client Product and which do not use, reference, rely on or incorporate any Client Information or Client Materials (collectively, “Process inventions”).

14.3

Process Technology and Process Inventions License. If requested by Client, KBI Biopharma will grant to Client a perpetual, world-wide, royalty-free, non-exclusive license to KBI Process Technology and Process Inventions under terms mutually agreed to by the Parties for Client to use such KBI Process Technology and/or Process Inventions to Manufacture or have Manufactured the Client Product. If KBI Biopharma requests, and at KBI Biopharma’s expense, Client will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the KBI Process Inventions and KBI Biopharma shall compensate Client for the time devoted to such activities and reimburse it for expenses incurred.

14.4

Client Materials. All Client Information and Client Materials that KBI Biopharma may have access to in order to perform the Services shall be deemed Client’s Confidential Information (regardless of whether such Client Materials are marked as “confidential”) and shall be owned exclusively by the Client. Nothing in this Agreement shall be deemed to grant any rights to KBI Biopharma in any Client Information or Client Materials, other than the right for KBI Biopharma to use such information or materials to perform the Services pursuant to each Proposal.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

14.5

Inventions, Discoveries, and Other Intellectual Property. To the extent that the provisions in this Agreement do not expressly address a Party’s (or the Parties’) rights and responsibilities regarding inventions, discoveries and other intellectual property that are conceived over the Term of this Agreement, such rights and responsibilities will be governed by U.S. patent laws.

14.6

No Implied License. Neither Client nor KBI Biopharma grants or transfers to the other by operation of this Agreement any right or license under any patent right, copyright right, trademark right or other proprietary right of such Party, except as expressly set forth in this Agreement.

14.7

No Implied Assignment. Nothing in this Agreement shall be construed or deemed to be an assignment by either Party of, or obligation of the Party to assign, ownership of any intellectual property rights in subject matter conceived or authored solely or jointly by a Party or its employees or otherwise owned by that Party.

15.	Indemnification

15.1

Indemnification by KBI Biopharma. Subject to Section 15.2 below, KBI Biopharma will indemnify, defend and hold harmless Client and its shareholders, directors, officers, employees and agents (each, a “Client indemnitee”) from and against all costs, losses, expenses (including reasonable attorneys’ fees) and direct damages (collectively, “Losses”) resulting from all lawsuits, claims, demands, actions and other proceedings by or on behalf of any third party (collectively “Claims”) to the extent such Losses arise directly or indirectly out of: (i) KBI Biopharma’s [***] failure of any material representation made hereunder by KBI Biopharma or (ii) the gross negligence or willful misconduct of any KBI Biopharma Indemnitee; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Client Indemnitee or the breach of this Agreement by Client.

15.2

Indemnification by Client. Client will indemnify, defend and hold harmless KBI Biopharma and its shareholders, directors, officers, employees and agents (each, a “KBI Biopharma lndemnitee”) from and against all Losses resulting from all Claims to the extent such Losses arise directly or indirectly out of: (i) Client’s [***] failure of any material representation made hereunder by Client; (ii) Client’s development (including the conduct of clinical trials in humans), handling, manufacturing, testing, storage, transportation, disposal, marketing, commercialization (including any recalls, field corrections or market withdrawals), distribution, promotion, sale or use of the Client Product or Deliverables (including without limitation as a result of any illness, injury or death to persons, including employees, agents or contractors of Client or damage to property); (iii) the gross negligence or willful misconduct of any Client Indemnitee; or (iv) a claim that the Client does not have title to the Client Materials or that the Client Materials or the Client Product infringe the intellectual property rights of a third party; except in each case to the extent such Claims or Losses result from negligence or willful misconduct on the part of a KBI Biopharma Indemnitee or a breach of this Agreement by KBI Biopharma.

15.3	Indemnification Procedure. If any Claim covered by Article 15 is brought:

15.3.1 the indemnified Party shall promptly notify the indemnifying Party in writing of such Claim, provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure or delay;

15.3.2 the indemnifying Party shall assume, at its cost and expense, the sole defense of such Claim through counsel selected by the indemnifying Party and reasonably acceptable to the other Party, except that those indemnified may at their option and expense select and be represented by separate counsel;

15.3.3 the indemnifying Party shall maintain control of such defense and/or the settlement of such Claim;

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

15.3.4 the indemnified Party may, at its option and expense, participate in such defense, and if it so participates, the indemnifying Party and the indemnified Party shall cooperate with one another in such defense;

15.3.5 the indemnifying Party will have authority to consent to the entry of any settlement or otherwise to dispose of such Claim (provided and only to the extent that an indemnified Party does not have to admit liability and such judgment does not involve equitable relief), and an indemnified Party may not consent to the entry of any judgment, enter into any settlement or otherwise to dispose of such Claim without the prior written consent of the indemnifying Party (not to be unreasonably withheld or delayed); and

15.3.6 the indemnifying Party shall pay the full amount of any judgment, award or settlement with respect to such Claim and all other costs, fees and expenses related to the resolution thereof; provided, however, that such other costs, fees and expenses have been incurred or agreed, as the case may be, by the indemnifying Party in its defense or settlement of the Claim.

16.	Force Majeure

Except for each Party’s payment, confidentiality and indemnity obligations, the obligations of either Party under this Agreement shall be excused during each period of delay caused by matters such as acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, power failure, any strike or labor disturbance, or any other event similar to those enumerated above, which are reasonably beyond the control of the Party obligated to perform (each, a “Force Majeure Event”). A Force Majeure Event shall not include a lack of funds, bankruptcy or other financial cause or disadvantage. Nothing contained in this Agreement shall affect either Party’s ability or discretion regarding any strike or other employee dispute or disturbance and all such strikes, disputes or disturbances shall be deemed to be beyond the control of such Party. A Force Majeure Event shall be deemed to continue only so long as the affected Party shall be using its [***] to overcome such condition. If either Party shall be affected by a Force Majeure Event, such Party shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such Force Majeure Event. Any delay in the results delivered, in the performance of the Services occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of any Force Majeure Event, the Party that is not directly affected by such Force Majeure Event may take any reasonable action necessary to mitigate the effects of such Force Majeure Event. If any part of the Services is invalid as a result of a Force Majeure Event affecting KBI Biopharma, KBI Biopharma will, upon written request from Client, and at Client’s sole cost and expense, repeat that part of the Services affected by the Force Majeure Event.

17.	Insurance

17.1

KBI Biopharma Insurance. KBI Biopharma shall secure and maintain in full force and effect throughout the Term policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $[***], and automobile liability in an amount not less than $[***], (b) commercial general liability in an amount not less than $[***] per occurrence and $[***] in the aggregate, and (c) products liability in an amount not less than $[***] per occurrence and $[***] in the aggregate.

17.2

Client Insurance. Client shall secure and maintain in full force and effect throughout the Term policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $[***], and automobile liability in an amount not less than $[***], and (b) primary and noncontributory commercial general liability in an amount not less than $[***] per occurrence and $[***] in the aggregate. Upon the initiation of clinical trials and for a period of [***] after completion of any clinical trials in which any Client Product provided under this Agreement is used, Client shall secure and maintain in full force and effect policies of insurance for (a) primary and noncontributory products/completed operations liability in an amount not less than $[***] per occurrence and $[***] in the aggregate.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

17.3

Mutual Obligations. Each party will upon reasonable request furnish to the other certificates of insurance evidencing that such insurance is in effect. Each party shall serve prompt notice on the other in the event that such insurance should be materially adversely changed or terminated for any reason.

18.	Independent Contractor; Non-Solicitation

18.1

Independent Contractor. KBI Biopharma shall perform the Services as an independent contractor of the Client. The relationship between the Parties shall not constitute a partnership, joint venture or agency nor constitute either Party as the agent, employee or legal representative of the other. The Parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

18.2

Non-Solicitation. During the Term of this Agreement and for [***] thereafter, each Party agrees not to directly or indirectly solicit for hire (in any capacity) any person who is an employee of the other Party; provided that newspaper, Internet or other advertisements to fill job openings shall not be deemed to be “solicitation” hereunder. Any exceptions to this provision must be in writing and signed by each Party.

19.	Publicity; Use of Name

The Parties may agree in writing to issue press releases or public disclosures describing the general nature of the Services provided hereunder. The use of the name, trademark, logo, or other identifying materials of either Party or its employees in any publicity, advertising or promotional material shall require the other Party’s express prior written consent.

20.	Entire Agreement, Amendment, Construction, Precedence

This Agreement, each Proposal, and any applicable Quality Agreement constitute the entire agreement between the Parties and supersede all prior and contemporaneous negotiations, representations, commitments, agreements and understandings between the Parties (whether written or oral) relating to the subject matter hereof. This Agreement may not be amended or modified without the mutual written consent of both Parties. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply. In the event of any conflict among the components of this Agreement, the following order of precedence shall apply: (i) the terms and conditions of the Agreement, (ii) the Quality Agreement (if existing and except as noted below), and (iii) the Proposal. If Client chooses to issue a purchase order for the delivery of the Services or any component thereof, such purchase order should reference this Agreement and shall be issued solely for the convenience of Client and to provide subject matter description; however, any legal terms and conditions contained therein shall be of no effect. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of the Quality Agreement shall control as to issues pertaining to quality and this Agreement shall control as to all other issues.

21.	Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its, or any other jurisdiction’s, rules regarding conflicts or choice of laws. The Parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

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22.	Dispute Resolution

22.1

Initial Attempts to Resolve Disputes. If a dispute arises between the Parties in connection with this Agreement, the respective presidents or senior executives of KBI Biopharma and Client shall first meet as promptly as practicable and attempt to resolve in good faith such dispute. If such parties cannot resolve the dispute within [***] after written notice given by one Party to the other specifically invoking this stage in the dispute resolution procedure, either Party may by written notice to the other commence the arbitration process set forth in Section 23.2 below.

22.2

Arbitration. If a dispute has not been resolved by negotiation as provided in Section 23.1 above, then, except as otherwise provided in this Section 23.2, the dispute will be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect, by three (3) arbitrators, one of whom will be designated by each Party and the third of whom will be designated by the two so designated. The arbitration shall be conducted in English and held in a location mutually acceptable to the Parties. If the Parties cannot agree upon a location for the arbitration, it will be held in New York, New York. The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Parties expressly waive any putative right they may otherwise have to seek an award arising out of any dispute hereunder of punitive damages or any other damages limited or excluded by this Agreement. The arbitrator will have the authority to grant injunctive relief and other specific performance. The arbitrator will, in rendering its decision, apply the substantive law of the State of New York, without regard to its conflict of laws provisions. The decision and/or award rendered by the arbitrator will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

22.3

Expenses. All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except (i) to the extent otherwise provided in this Agreement or by applicable law or (ii) to the extent the arbitrators in their discretion determine for any reason to allocate such fees and expenses among the Parties in a different manner. Any attorney or retired judge who serves as an arbitrator will be compensated at a rate equal to his or her current regular hourly billing rate unless otherwise mutually agreed upon by the Parties and the arbitrator.

22.4

Interlocutory Relief. Compliance with this Article 23 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Article 23 will prevent a Party from seeking interlocutory relief in the courts of appropriate jurisdiction provided in Article 22, pending the arbitrator’s determination of the merits of the controversy, if applicable to protect the Confidential Information, property or other rights of that Party.

23.	Assignment and Delegation

23.1

Assignment. This Agreement between the Parties shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may assign this Agreement in its entirety without the other Party’s consent, upon written notice to the other Party, as part of: (a) the sale of all or substantially all of the assets or the entire business to which this Agreement relates, or (b) a merger, consolidation, reorganization or other combination with or into another person or entity, in each case, pursuant to which the surviving entity or assignee assumes in writing the assigning or merging Party’s obligations hereunder. Any attempt to assign, or purported assignment of, this Agreement in contravention to this Section 24.1 shall be void ab initio and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns,

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23.2

Delegation. Neither Party may delegate any performance under this Agreement; however, performance of the Services hereunder may be delegated or subcontracted by KBI Biopharma with the written consent of Client, which consent shall not be unreasonably withheld.

24.	Term and Termination

24.1

Term. The term of this Agreement (the “Term”) shall be from the Effective Date until the fifth anniversary thereof, unless extended or earlier terminated as provided herein. If the Services pursuant to any Proposal have not been completed at the end of the initial term, the Term will thereafter be extended for successive [***] periods until the Services have been completed. Additionally, the Agreement may be terminated sooner as provided in Section 24.2 or 24.3, or the Term may be extended by written agreement of the Parties.

24.2

Termination for Convenience. Client may terminate this Agreement or a Proposal prior to completion of the Proposal by providing [***] days written notice to KBI Biopharma, subject to the conditions of this Section 24.2. Upon receipt of such notice of termination, KBI Biopharma will promptly scale down the affected portion of its Services and [***] avoid (or minimize, where non-cancellable) additional fees and expenses. KBI Biopharma shall submit to Client its final invoice of all its costs for Services performed and expenses incurred or irrevocably obligated related to the terminated Proposal and any reasonable costs for winding down its activities within [***] from the date of notice of termination. In addition, such final invoice shall also include any amounts due pursuant to Section 7.3 for cancellation or postponement of any cGMP Batches scheduled within [***] of the termination. Client shall pay all undisputed amounts in the final invoice within [***] from receipt of the invoice.

24.3

Termination for Breach. In the event of a material breach of this Agreement by a Party that is not cured within [***] of written notice of such breach by the non-breaching Party, the non-breaching Party may terminate this Agreement or a Proposal immediately upon written notice. Upon such termination, KBI Biopharma will promptly scale down the affected portion of the Proposal and use its reasonable commercial efforts to avoid (or minimize, where non-cancellable) additional expenses. In the event of termination under this Section 24.3 by KBI Biopharma, KBI Biopharma shall, within [***] from the date of notice of termination, submit to Client its final invoice of all its costs for Services performed and expenses incurred or irrevocably obligated related to the terminated Proposal and any reasonable costs for winding down its activities, plus, as liquidated damages and not as a penalty, an amount equal to the greater of (a) [***] of the cost of the Services not yet performed as of the effective date of termination for any Proposal terminated under this Section 24.2; or (b) the amounts due pursuant to Section 7.3 for cancellation or postponement of any cGMP Batches scheduled within [***] of the termination. Client shall pay all undisputed amounts in the final invoice within [***] from receipt of the invoice.

24.4

Bankruptcy. This Agreement may be terminated upon written notice by a Party in the event: (i) the other Party voluntarily enters into bankruptcy proceedings; (ii) the other Party makes an assignment for the benefit of creditors; (iii) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors or similar law analogous in purpose or effect, which petition is not stayed or dismissed within [***] of filing thereof; or (iv) the other Party enters into liquidation or dissolution proceedings or a receiver is appointed with respect to any assets of the other Party, which appointment is not vacated within [***].

24.5

Effects of Termination. Upon termination of this Agreement for any reason, each Party shall, as soon as practicable, but in any event within [***] of the effective date of termination, return to the other all Confidential Information which it possesses that belongs to the other Party, except that each may retain a copy in its law department for record keeping purposes. Upon termination of this Agreement, KBI Biopharma will furnish to Client a complete inventory of all work in progress and an inventory of all Client Product processed pursuant to each Proposal. Upon termination of this Agreement, neither Party shall use or exploit in any manner whatsoever any intellectual property rights or Confidential Information of the other Party, except as may be specifically provided

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in this Agreement. With respect to the liquidated damages set forth herein, the Parties acknowledge and agree that (i) actual damages would be difficult or impracticable to ascertain, (ii) the amounts set forth herein, as applicable, represent the Parties reasonable estimate of such damages, and (iii) the amounts set forth herein, as applicable, are not unreasonable under the circumstances existing at the time this Agreement was entered.

25.	Survival

Articles 6, 10, 11, 12, 13, 14, 15, 19, 20, 21, 22, 23, 25, 26, Sections 1.5, 2.1, 2.2, 3.5 7.4, 17.2, 24.2, 24.3 and 24.5 hereof shall survive termination or expiration of this Agreement. Termination or expiration of this Agreement for any reason will not release either Party from any liabilities or obligations set forth in this Agreement that: (1) the Parties have expressly agreed shall survive any such termination or expiration; or (2) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

26.	Severability

In the event that any one or more of the provisions of this Agreement should be held for any reason by any court or authority having final jurisdiction over this Agreement, or over any of the Parties to this Agreement, to be invalid, illegal, or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the Parties, and if not reformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

27.	Waiver and Remedies

The delay or waiver (or single or partial exercise) by either Party hereto of any right, power, or privilege hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right, power, or privilege hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise. Any such waiver must be made in writing. Except as may otherwise be specifically set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or equity. No Party shall have any right of set off with respect to amounts it has an obligation to pay hereunder. No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a Party hereto.

28.	Counterparts

This Agreement, the Quality Agreement(s), each Proposal and any other attachment may be executed in counterparts, each of which will be deemed an original but all of which together will constitute a single instrument. A facsimile or electronic transmission of the above referenced documents, or a counterpart, shall be legal and binding on the Parties.

29.	Headings

All article and section titles or headings contained in this Agreement, the Quality Agreement and each Proposal are for convenience only, will not be deemed a part hereof or thereof, and will not affect the meaning or interpretation of this Agreement.

[Signature Page Follows.]

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The	Parties by their authorized representatives execute this Agreement as of the Effective Date.

KBI BIOPHARMA, INC.		SHATTUCK LABS, INC.

By:	/s/ Tim Kelly	By:	/s/ Taylor Schreiber
Name: Tim Kelly		Name: Taylor Schreiber
Title: President		Title: Director and CSO
Date: March 31, 2017		Date: March 30, 2017